Exhibit 10.3.1

ElectraMeccanica Vehicles Corp. 8127 East Ray Road Mesa, AZ 85212 www.electrameccanica.com

January 4, 2024

Michael Bridge

4407 North 37th Way

Phoenix, AZ 85018

Mike.bridge@electrameccanica.com

Re: First Executive Employment Agreement Amendment

Dear Michael:

Reference is made to the Executive Employment Agreement (the “Agreement”) by and between you and ElectraMeccanica Vehicles Corp. (the “Company”), dated February 9, 2023. This letter (this “First Amendment”) amends the terms and conditions of the Agreement and shall become effective as of January 4, 2024.

1.Capitalized terms used but not defined in this First Amendment will have the meanings set forth in the Agreement.

2.The “Termination and Severance Following a Change of Control” paragraph of the Agreement is hereby amended and restated in its entirety to read as follows:

In the event your full-time employment is terminated by the Board without Cause or by you with Good Reason during the 12 month period following a Change of Control, then, in addition to the Accrued Obligations, and subject to your timely execution (and non-revocation) of the release described below, you will be entitled receive a cash severance payment equal to the sum of: (i) 12 months of your then Base Salary; and (ii) six times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by you immediately prior to your last day of employment (collectively, the “Enhanced Severance Amount”). The Enhanced Severance Amount will be paid to you in installments over a 12-month period, in accordance with the Company’s normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below.

Notwithstanding the provisions of the preceding paragraph, if the Parent closes a transaction that results in a Change of Control, then the portion of the Enhanced Severance Amount that is deemed to be exempt from Section 409A of the Code shall be accelerated and paid to you in a single lump sum cash payment upon the closing of such Change of Control. The portion of the Enhanced Severance Amount, if any, that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) shall not be accelerated and shall be paid, if at all, subject to the terms, conditions and requirements of the preceding paragraph.

For purposes of this paragraph, “Change of Control” shall have the meaning ascribed to it in the Equity Plan, provided that, if necessary to avoid taxes or penalties under Section 409A of the Code, a transaction will not be deemed a Change of Control unless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code.

3.This First Amendment shall be deemed void ab initio and shall be of no further force or effect if it is determined that the changes made by this First Amendment would subject you to taxes or penalties under Section 409A of the Internal Revenue Code.

4.Except as otherwise provided in this First Amendment, the terms of the Agreement will continue to apply and remain in full force and effect, and this First Amendment shall be interpreted in accordance therewith (to the extent not inconsistent with the terms of this First Amendment).

If the foregoing terms and conditions of this First Amendment are acceptable, please indicate your acceptance below by signing and returning this First Amendment to me.

Sincerely,

/s/ Susan Docherty

Susan Docherty

Agreed to and accepted:

Name:	Michael Bridge

Signature:	/s/ Michael Bridge

Date:	1/4/2024